STAT

Software, Inc.

CONSULTING AGREEMENT

This Agreement is made between NevWest Securities (“Client”), with a principal place of business at 5440 West Sahara, Suite 202, Las Vegas, Nevada 89146 and STAT Software, Inc. (“Consultant”), with a principal palce of business at 2061 East Sahara Ave., Las Vegas, NV 89104.

1.  SERVICES PERFORMED BY CONSULTANT.  Consultant agrees to perform the following services for Client:  See Exhibit A.

2.  CONSULTANT’S PAYMENT.  Consultant shall be paid $875.00 upon execution of this Agreement and $750/month per Exhibit A.

3.  INVOICES.  Consultant shall submit invoices for all services rendered.  Client shall pay the amounts due within 30 days of each invoice.

4.  LATE FEES.  Late payments by Client shall be subject to late penalty fees of 10% per month from the due date until the amount is paid.

5.  EXPENSES.  Consultant shall be responsible for all expenses incurred while performing services under this Agreement.

6.  TERM OF AGREEMENT.  This Agreement will become effective when signed by both parties and will end no later than: 10/01/05.

7.  TERMINATING THE AGREEMENT.  With reasonable cause, either party may terminate this Agreement effective immediately by giving written notice of termination for cause.  Reasonable cause includes:

a.  a material violation of this agreement, or

b.  nonpayment of Consultant’s compensation after 20 days written demand for nonpayment.

Consultant shall be entitled to full payment for services performed prior to the effective date of termination.

8.  CONSULTANT AN INDEPENDENT CONTRACTOR.  Consultant is an independent contractor, and neither Consultant nor Consultant’s staff is, or shall be deemed, Client’s employees.

9.  INTELLECTUAL PROPERTY OWNERSHIP.  Consultant assigns to Client its entire right, title and interest in anything created or developed by Consultant for Client under this Agreement (“Work Product”) including all patents, copyrights, trade secrets and other proprietary rights.  This assignment is conditioned upon full payment of the compensation due Consultant under this Agreement.

Consultant shall, at no charge to Client, execute and aid in the preparation of any papers that client may consider necessary or helpful to obtain or maintain – at Client’s expense – any patents, copyrights, trademarks or other proprietary rights.  Client shall reimburse Consultant for reasonable out-of-pocket expenses incurred under this provision.

Client grants to Consultant a non-exclusive, irrevocable license to use the Work Product.

10.  CONSULTANT’S MATERIALS.  Consultant owns or holds a license to use and sub-license various materials in existence before the start date of this Agreement (“Consultant’s Materials”).  Consultant may, at its option, include Consultant’s Materials in the work performed under this Agreement.

Consultant retains all right, title and interest, including all copyright, patent rights and trade secret rights to Consultant’s Materials.  Subject to full payment of the consulting fees due under this Agreement, Consultant grants Client a non-exclusive worldwide license to use and sub-license the use of Consultant’s Materials for the purpose of developing and marketing its products, but not for the purpose of marketing Background Technology separate from its products.  This license shall have a perpetual term and may not be transferred by Client.  Client shall make no other commercial use of the Background Technology without Consultant’s written consent.

11.  CONFIDENTIALITY.  During the term of the Agreement and for Consultant will use reasonable care to prevent the unauthorized use or dissemination of Client’s confidential information.  Reasonable care means at least the same degree of care Consultant uses to protect its own confidential information from unauthorized disclosure.

Confidential information is limited to information clearly marked as confidential, or disclosed orally and summarized and identified as confidential in a writing delivered to Consultant within 15 days of disclosure.

Confidential information does not include information that:

a.  the Consultant knew before Client disclosed it.

b.  is or  becomes public knowledge through no fault of Consultant

c.  Consultant obtains from sources other than Client who owe no duty of confidentiality to Client, or

d.  Consultant independently develops.

12.  WARRANTS.  Consultant warrants that all services performed under this Agreement shall be per formed consistent with generally prevailing professional or industry standards.  Client must report any deficiencies in Consultant’s services to Consultant in writing within 30 days of performance to receive warranty remedies.

Client’s exclusive remedy for any breach of the above warranty shall be the re-performance of Consultant’s services.  If Consultant is unable to re-perform the services, Client shall be entitled to recover the fees paid Consultant for the deficient service.

THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE PRIOR TO THIS AGREEMENT.

13.  LIMITATION ON CONSULTANT’S LIABILITY TO CLIENT.

(a) In no event shall Consultant be liable to Client for lost profits of Client or special, incidental or consequential damages (even if Consultant has been advised of the possibility of such damages).

(b) Consultant’s total liability under this Agreement for damages, cost and expenses, regardless of cause, shall not exceed the total amount of fees paid to Consultant by Client under this Agreement.

(c) Client shall indemnify Consultant against all claims, liabilities and costs, including reasonable attorney fees, or defending any third party claim or suit, other than for infringement of intellectual rights, arising out of or in connection with Client’s performance under this Agreement.  Consultant shall promptly notify

Client in writing of such claim or suit and Client shall have the right to fully control the defense and any settlement of the claim or suit.

14.  FORCE MAJEURE.  Consultant shall not be liable for and is excused from any failure to deliver or perform or delay in delivery or performance, due to causes beyond its reasonable control or due to failure of Client to provide sufficient information, resources, cooperation or personnel to support the project.  The period of performance shall be extended to such extent as may be appropriate after the cause of the delay or non-performance has been removed.

15.  TAXES.  The charges included here do not include taxes.  If Consultant is required to pay any federal, state or local sales, use property or value added taxes based on services provided under this Agreement, the taxes shall be separately billed to Client.  Consultant shall not pay any interest or penalties incurred due to late payment or nonpayment of such taxes by Client.

16.  CONTRACT CHANGES.  Client and Consultant recognize that:

a.  Consultant’s original cost and time estimates may be too low due to unforeseen events, or to factors unknown to Consultant when this Agreement was made.

b.  Client may desire a mid-project change in Consultant’s services that would add time and cost to the project and possibly inconvenience Consultant, or

c.  Other provisions of this Agreement may be difficult to carry out due to unforeseen circumstances.

If any intended changes or any other events beyond the parties’ control require adjustments to the Agreement, the parties shall make a good faith effort to agree on all necessary particulars.  Such agreements shall be put in writing, signed by the parties and added to this Agreement.

17.  DISPUTE RESOLUTION.  If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in the following location:  Las Vegas, Nevada.  Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties.

If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration in the following location:  Las Vegas, Nevada.  The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

18.  ATTORNEY FEES.  If any litigation or arbitration is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

19.  GENERAL PROVISIONS.

(a) Sole agreement:  This is the entire Agreement between Consultant and Client.

(b) Severability:  If any part of this Agreement is held unenforceable, the rest of the Agreement will continue in full force and effect.

(c) Applicable law:  This Agreement will be governed by the laws of the State of Nevada.

(d) Notices:  All notices and other communications given in connection with this Agreement shall be in writing and shall be deemed given as follows:

1.  When delivered personally to the recipient’s address as appearing in the introductory paragraph in the Agreement.

2.  Three days after being deposited in the United States mails, postage prepaid to the recipient’s address as appearing in the introductory paragraph to the Agreement, or

3.  When sent by fax to telex to the last fax or telex number of the recipient known to the party giving notice.  Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first-class or certified mail, or the recipient delivers a written confirmation of receipt.

Any party may change its address appearing in the introductory paragraph to this Agreement by giving notice of the change in accordance with this paragraph.

(e) No Partnership:  This Agreement does not create a partnership relationship.  Consultant does not have authority to enter into contracts on Client’s behalf.

Client: NevWest Securities	Consultant: STAT Software, Inc.
By: /s/ Antony Santos	By: /s/ Michael Kelley
Antony Santos	Michael Kelley
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Date: Nov 17, 2003	Date: 11/17/03